Exhibit 99.1

24/7 Real Media

24/7 REAL MEDIA REPORTS RECORD FIRST QUARTER 2004;
RAISES GUIDANCE FOR FULL YEAR 2004

First Quarter 2004 Highlights

•                  Revenue increased 47% from same quarter last year and grew 32% sequentially;

•                  Diluted pro forma operating income of $0.01 per share, up from a pro forma operating loss of ($0.07) per share in the year earlier quarter;

•                  GAAP loss of ($0.02) per share, compared to a GAAP loss of ($0.18) per share in the year earlier quarter;

•                  $38.1 million raised in a secondary offering;

•                  Acquisition of Real Media Korea completed; and

•                  Multi-year sales and technology agreements signed with Lycos U.S.

NEW YORK — May 6, 2004 — 24/7 Real Media, Inc. (Nasdaq: TFSM), a pioneer in interactive marketing and technology, today announced that revenue for the first quarter, ended March 31, climbed 47.0% to $17.4 million from the $11.8 million reported in the same period in 2003 and rose 31.9% sequentially from the $13.2 million reported in the fourth quarter of 2003.  Performance in the quarter exceeded the Company’s previously issued guidance for revenue of $15.5 million to $16.5 million.

Pro forma operating income for the first quarter of 2004 was $257,000, or $0.01 per share, up from a pro forma operating loss of $847,000, or ($0.07) per share, for the same period a year ago.  On a GAAP basis, net loss for the first quarter of 2004 was $0.4 million, or ($0.02) per share, compared to net loss of $2.3 million, or ($0.18) per share, for the first quarter of 2003.  A reconciliation of pro forma operating income/loss and GAAP results is included in the financial exhibits accompanying this release.

David J. Moore, chairman and chief executive officer of 24/7 Real Media, said: “The Company enjoyed a very successful first quarter in all respects, substantially growing revenues and improving profitability.  The completion of the acquisition of Real Media Korea, the signing of the Lycos business development partnership and the raising of capital have positioned the Company favorably for the long-term.”

In February 2004, the Company signed two multi-year agreements with Lycos U.S., under which Lycos has purchased 24/7 Real Media’s entire Open AdSystem™ technology suite and outsourced all its ad sales to the Company.

In early January 2004, the Company completed its acquisition of Real Media Korea, giving 24/7 Real Media a leadership position in the South Korean market and a strong foothold in Asia for future expansion opportunities.  To further these and other strategic goals, 24/7 Real Media completed a public offering of its common stock during the first quarter, raising $38.1 million that it will use for potential acquisitions as well as for general corporate purposes.  Approximately $4.3 million of the proceeds were not received until the second quarter, when the over-allotment option was exercised.

With the addition of those funds received during the first quarter the Company recorded $52.8 million in cash and cash equivalents and $58.5 million in total stockholders’ equity on the March 31, 2004 consolidated balance sheet.

First Quarter 2004 - Segment Overview

Integrated Media Solutions revenue, which includes revenue from the 24/7 Web Alliance, 24/7 Search and other media services, climbed 56.3% to $13.0 million in the first quarter 2004 from $8.3 million in the same quarter in 2003.  Gross margin for Integrated Media Solutions narrowed to 27.6% from 32.2% in the prior quarter, primarily due to margin compression in the bid management part of the 24/7 Search business.

24/7 Real Media – 1Q 2004 Earnings
May 6, 2004

In this segment, 24/7 Web Alliance operations grew 107.5% to $9.7 million from $4.7 million in the same quarter of 2003 and sequentially grew 61.5% from $6.0 million.  The number of advertisement impressions delivered grew to 9.6 billion from 6.1 billion in the same period of 2003.  The Company continued to establish new relationships with branded publishers during the first quarter and saw strength in both the number and diversity of advertisers on the 24/7 Web Alliance.

The Company also announced the deployment of its upgraded Open AdSystem technology platform, including its Insight ACT™ and Insight XE™ analytics products, across the 24/7 Web Alliance.  The introduction of this integrated technology will enable 24/7 Real Media to fully deliver audience-based ad packages by June of this year.

24/7 Search generated $3.0 million of revenue in the period versus $3.1 million in the same quarter of 2003 and $2.7 million in the fourth quarter of 2003.  24/7 Search revenues, and year over year comparisons, continue to reflect adjustments in the paid inclusion and bid-for-placement strategies of the Company’s largest distribution partner.  2003 first quarter results included $1.7 million of revenues generated from the Inktomi partnership, which expired in May 2003.  The Company announced in March 2004 its renewed relationship with Overture and Inktomi, following the acquisition of those companies by Yahoo!.

Technology Solutions revenue climbed 24.7% to $4.3 million in the period from $3.5 million in the same quarter of 2003 and gained 10.6% sequentially from the $3.9 million reported in the fourth quarter of 2003.

Revenue from our hosted products, including Open AdStream® Central, Open Advertiser™ and Insight XE, which we distribute from our centrally hosted servers, continued to grow.  The Company’s hosted solutions delivered 19.7 billion paid impressions and page views in the period, up 85.5% from the first quarter of 2003, and 32.6% sequentially from the fourth quarter of 2003.  Technology Solutions gross margin was 81.1% in the period compared to 78.4% in the fourth quarter.

During the first quarter, 24/7 Real Media added a number of Open AdStream customers, including Stockgroup Information Systems, Comcast Spotlight and Feedroom in the U.S. and A. Manzoni & C., jom_com, Start Me Up, Trinity Mirror and Particulier a Particulier in Europe.  The Company also signed several clients, including current Open AdStream customers Forbes.com and Investors.com, to its Insight XE Web analytics solution.

Guidance

The Company expects revenue in the second quarter of between $20 million and $21 million, which at the mid-point represents an increase of 69% over second quarter 2003 revenue of $12.2 million.  The Company expects second quarter diluted pro forma operating income per share to be between $0.01 per share and $0.02 per share.

The Company is also raising its 2004 revenue guidance to a range of $81 million to $85 million, an increase at the mid-point of 69% over full year 2003 revenue of $49.2 million.

In conjunction with this release, a conference call will be held to discuss these results at 5:00 pm EST today.  The call will be broadcast live over the Internet at www.247realmedia.com.  Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast.  The online archive of the broadcast will be available within two hours of the live call.

About 24/7 Real Media, Inc.

24/7 Real Media, a pioneer in interactive marketing and technology, targets and delivers audiences for publishers and marketers.  Our customers generate increased revenue and profits through media and search services, coupled with one seamless platform of serving, targeting, tracking and analytics technologies.  The company is headquartered in New York, with offices in other major U.S. cities, Canada, Europe and Asia. For more information, please visit www.247realmedia.com.  24/7 Real Media: Delivering Today. Defining Tomorrow.

Caution concerning forward-looking statements:

This news release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are naturally subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein due to changes in economic, business, competitive and/or regulatory factors. More detailed information about those factors is set forth in our filings with the Securities and Exchange Commission. In addition, the following factors, among others, could cause actual results to differ materially from those described herein: enhanced competition, the potential for impairment of relationships with employees or major customers, loss of faith in Internet advertising, international risks, and other economic, business, competitive and/or regulatory factors affecting the businesses of 24/7 Real Media. All information in this release is as of May 6, 2004.  The Company is not under any obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

For more information, please contact:

Investor Relations

Financial Media

Trúc N. Nguyen	Stan Froelich
VP, Investor Relations	VP, Media Relations
Stern & Co.	Stern & Co.
212-888-0044	212-888-0044
tnguyen@sternco.com	sfroelich@sternco.com

24/7 REAL MEDIA, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

	Three months ended March 31,
	2004	2003
	(unaudited)
Revenues:
Integrated media solutions	$13,039	$8,343
Technology solutions	4,342	3,481
Total revenues	17,381	11,824

Cost of revenues:
Integrated media solutions	9,441	5,510
Technology solutions	822	1,165
Total cost of revenues	10,263	6,675

Gross profit	7,118	5,149

Operating expenses:
Sales and marketing	3,316	3,144
General and administrative	2,982	2,922
Product development	1,051	588
Other expenses:
Amortization of intangible assets	788	647
Stock-based compensation	199	47
Total operating expenses	8,336	7,348
Operating loss	(1,218)	(2,199)

Interest expense, net	(182)	(91)
Change in fair value of warrant liability	928	—
Other income, net	180	—

Loss before provision for income taxes	(292)	(2,290)

Provision for income taxes	(100)	(7)

Net loss	(392)	(2,297)

Dividends on preferred stock	(118)	(129)
Net loss attributable to common stockholders	$(510)	$(2,426)

24/7 REAL MEDIA, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

	Three months ended March 31,
	2004	2003
	(unaudited)
Loss per common share - basic and diluted
Net loss	$(0.02)	$(0.18)
Preferred stock dividends	(0.00)	(0.01)
Net loss attributable to common stockholders	$(0.02)	$(0.19)

Shares used in computing basic per share	25,618,029	12,894,663

Pro forma:
Operating income (loss) (a)	257	(847)

Diluted operating income (loss) per share (a)	$0.01	$(0.07)

Shares used in computing diluted operating income per share	36,725,253	12,894,663

24/7 REAL MEDIA, INC.

RECONCILIATION OF PRO FORMA OPERATING INCOME TO OPERATING INCOME (Note 1)

(Unaudited, in thousands)

	Three months ended March 31,
	2004	2003

Operating loss	$(1,218)	$(2,199)
Excluding:
Amortization of intangible assets and deferred financing costs	788	647
Stock-based compensation	199	47
Depreciation	488	658
Pro forma operating income	$257	$(847)

Note (1):

Pro forma operating income included in this press release is a non-GAAP financial measure which represents operating income excluding amortization of intangible assets and deferred financing costs, stock-based compensation and depreciation.  Pro forma operating income, as defined above, may not be similar to pro forma operating income or other similar financial measures used by other companies and is not a measurement under generally accepted accounting principles.

We believe that pro forma operating income provides useful information to investors about the Company’s performance because it eliminates the effects of period to period changes in costs associated with non-cash items, including amortization, stock-based compensation, and depreciation and does not take into account other income and expenses that are not directly attributable to the underlying performance of the Company’s business operations. Management uses pro forma operating income and other financial measures in evaluating the overall performance of the Company’s business operations.

Though management finds pro forma operating income useful for evaluating aspects of the Company’s business, its reliance on this measure is limited because excluded items may have a material effect on the Company’s earnings and earnings per share calculated in accordance with GAAP. Therefore, management always uses pro forma operating income in conjunction with GAAP earnings and earnings per share measures. The Company believes that pro forma operating income provides investors with an additional tool for evaluating the Company’s core performance, which management uses in its own evaluation of performance, and a base line for assessing the future earnings potential of the Company.  While the GAAP results are more complete, the Company prefers to allow investors to have this supplemental metric since, with a reconciliation to GAAP, it may provide greater insight into the Company’s financial results.

24/7 REAL MEDIA, INC.

CONDENSED CONSOLIDATED BALANCE SHEET

(Unaudited, in thousands)

	March 31, 2004	December 31, 2003

Cash	$52,829	$21,645
Accounts receivable	16,977	11,603
Total current assets	71,535	34,917
Total assets	103,051	46,180
Accounts payable and accrued liabilities	25,474	16,301
Deferred revenue	2,617	2,544
Total current liabilities	28,144	18,896
Loan payable	13,473	13,320
Total liabilities	44,527	36,143
Total stockholders’ equity	58,524	10,037